UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 5, 2019

Date of Report (Date of earliest event reported)

STAFFING 360 SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37575	68-0680859

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

641 Lexington Avenue

27th Floor

New York, NY 10022

(Address of principal executive offices)

(646) 507-5710

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	STAF	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On July 5, 2019, Staffing 360 Solutions, Inc. (the “Company”) and Staffing 360 Solutions Limited (“Staffing (UK)”) entered into a Settlement Deed (the “Deed”) with the certain selling shareholders (“CBS Butler Shareholders”) of CBS Butler Holdings Limited (“CBS Butler”).  CBS Butler was acquired by the company pursuant to a share purchase agreement between the Company and the CBS Butler Shareholders on September 15, 2019.  The Deed was made by the parties with respect to (i) a claim for indemnification by the Company and Staffing (UK) against the CBS Butler Shareholders for breach of representations and warranties resulting in damages of up to GBP 4.9 million and (2) a claim by the CBS Butler Shareholders against the Company and Staffing (UK) for earn-out payments under the Share Purchase Agreement in the amount of approximately GBP 3.5 million (collectively, the “Claims”).  Among other agreements contained in the Deed, the parties agreed to the full and final satisfaction of Claims in exchange for a payment of approximately GBP 2.1 million by the Company and Staffing (UK) to the CBS Butler Shareholders.  The payment is due no later than July 26, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 11, 2019	STAFFING 360 SOLUTIONS, INC.

	By:	/s/ Brendan Flood
Brendan Flood
Chief Executive Officer